UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2011

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25790 (Commission File Number)	95-4518700 (IRS Employer Identification No.)

2555 West 190th Street, Suite 201

Torrance, California  90504

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 7, 2011, we entered into an agreement with Citibank N.A. (“Citibank” or “Seller”) to purchase real property located in El Segundo, California, comprising of approximately 82,000 square feet of office space, for a total purchase price of $9,750,000 in cash. Under the terms of the agreement, the purchase of the real property was contingent upon the following items: a) by February 7, 2011, we must receive a binding loan commitment to finance the purchase of the real property on terms acceptable to us; b) by February 7, 2011, we must receive approval of the agreement and the transactions contemplated by the agreement from our board of directors; and c) until January 21, 2011, we are entitled to terminate the agreement at any time for any or no reason while we conduct due diligence related to the property purchase.

On February 7, 2011, the Seller granted us an extension of both of the February 7, 2011 deadlines discussed above to February 23, 2011.

On February 23, 2011, the Seller granted us a second extension, extending the February 23, 2011 contingency deadline discussed above to March 10, 2011 and setting the target closing date of the transaction as March 25, 2011.

In connection with the purchase agreement, we made a $500,000 refundable deposit. As part of the second extension discussed above, $100,000 of the $500,000 deposit became immediately non-refundable. In the event we fail to provide Seller with written notice that any of the described contingencies have not been satisfied by March 10, 2011, the applicable contingencies will be deemed to have been satisfied. If all of the described contingencies are satisfied or are deemed to have been satisfied, the remaining $400,000 of the deposit will become non-refundable and the obligation to purchase the property on the terms provided in the agreement will become final and binding upon us to close the transaction by March 25, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Chief Financial Officer

Dated:  February 25, 2011